Exhibit (p)(VLL)

Title:	CHICAGO EQUITY PARTNERS CODE OF ETHICS

Section:	GENERAL

Ref. No.:	A-01

Adopted/Revised: May 1, 2000

CFA Institute Code of Ethics

The Code of Ethics

As amended and restated May, 1999.

Members of the CFA Institute shall:

1.	Act with integrity, competence, dignity, and in an ethical manner when dealing with the public, clients, prospects, employers, employees, and fellow members.

2.	Practice and encourage others to practice in a professional and ethical manner that will reflect credit on members and their profession.

3.	Strive to maintain and improve their competence and the competence of others in the profession.

4.	Use reasonable care and exercise independent professional judgment.

Standard I: Fundamental Responsibilities

Members shall:

A.	Maintain knowledge of and comply with all applicable laws, rules, and regulations (including CFA Institute’s Code of Ethics and Standards of Professional Conduct) of any government, governmental agency, regulatory organization, licensing agency, or professional association governing the members’ professional activities.

B.	Not knowingly participate in or assist any violation of such laws, rules, or regulations.

Standard II: Relationships with and Responsibilities to the Profession

A.	Use of Professional Designation.

1.	CFA Institute members may reference their membership only in a dignified and judicious manner. The use of the reference may be accompanied by an accurate explanation of the requirements that have been met to obtain membership in these organizations.

2.	Those who have earned the right to use the Chartered Financial Analyst designation may use the marks “Chartered Financial Analyst” or “CFA” and are encouraged to do so, but only in a proper, dignified, and judicious manner. The use of the designation may be accompanied by an accurate explanation of the requirements that have been met to obtain the right to use the designation.

3.	Candidates in the CFA Program, as defined in the CFA Institute Bylaws, may reference their participation in the CFA Program, but the reference must clearly state that an individual is a candidate in the CFA Program and cannot imply that the candidate has achieved any type of partial designation.

B.	Professional Misconduct.

1.	Members shall not engage in any professional conduct involving dishonesty, fraud, deceit, or misrepresentation or commit any act that reflects adversely on their honesty, trustworthiness, or professional competence.

2.	Members and candidates shall not engage in any conduct or commit any act that compromises the integrity of the CFA designation or the integrity or validity of the examinations leading to the award of the right to use the CFA designation.

C.	Prohibition against Plagiarism.

Members shall not copy or use, in substantially the same form as the original, material prepared by another without acknowledging and identifying the name of the author, publisher, or source of such material. Members may use, without acknowledgment, factual information published by recognized financial and statistical reporting services or similar sources.

Standard III: Relationships with and Responsibilities to the Employer

A.	Obligation to Inform Employer of Code and Standards. Members shall:

1.	Inform their employer in writing, through their direct supervisor, that they are obligated to comply with the Code and Standards and are subject to disciplinary sanctions for violations thereof.

2.	Deliver a copy of the Code and Standards to their employer if the employer does not have a copy.

B.	Duty to Employer. Members shall not undertake any independent practice that could result in compensation or other benefit in competition with their employer unless they obtain written consent from both their employer and the persons or entities for whom they undertake independent practice.

C.	Disclosure of Conflicts to Employer. Members shall:

1.	Disclose to their employer all matters, including beneficial ownership of securities or other investments that reasonably could be expected to interfere with their duty to their employer or ability to make unbiased and objective recommendations.

2.	Comply with any prohibitions on activities imposed by their employer if a conflict of interest exists.

D.	Disclosure of Additional Compensation Arrangements. Members shall disclose to their employer in writing all monetary compensation or other benefits that they receive for their services that are in addition to compensation or benefits conferred by a member’s employer.

E.	Responsibilities of Supervisors. Members with supervisory responsibility, authority, or the ability to influence the conduct of others shall exercise reasonable supervision over those subject to their supervision or authority to prevent any violation of applicable statutes, regulations, or provisions of the Code and Standards. In so doing, members are entitled to rely on reasonable procedures to detect and prevent such violations.

Standard IV: Relationships with and Responsibilities to Clients and Prospects

A.	Investment Process.

A.1	Reasonable Basis and Representations. Members shall:

a.	Exercise diligence and thoroughness in making investment recommendations or in taking investment actions.

b.	Have a reasonable and adequate basis, supported by appropriate research and investigation, for such recommendations or actions.

c.	Make reasonable and diligent efforts to avoid any material misrepresentation in any research report or investment recommendation.

d.	Maintain appropriate records to support the reasonableness of such recommendations or actions.

A.2	Research Reports. Members shall:

a.	Use reasonable judgment regarding the inclusion or exclusion of relevant factors in research reports.

b.	Distinguish between facts and opinions in research reports.

c.	Indicate the basic characteristics of the investment involved when preparing for public distribution a research report that is not directly related to a specific portfolio or client.

A.3	Independence and Objectivity. Members shall use reasonable care and judgment to achieve and maintain independence and objectivity in making investment recommendations or taking investment action.

B.	Interactions with Clients and Prospects.

B.1	Fiduciary Duties. In relationships with clients, members shall use particular care in determining applicable fiduciary duty and shall comply with such duty as to those persons and interests to whom the duty is owed. Members must act for the benefit of their clients and place their clients’ interests before their own.

B.2	Portfolio Investment Recommendations and Actions. Members shall:

a.	Make a reasonable inquiry into a client’s financial situation, investment experience, and investment objectives prior to making any investment recommendations and shall update this information as necessary, but no less frequently than annually, to allow the members to adjust their investment recommendations to reflect changed circumstances.

b.	Consider the appropriateness and suitability of investment recommendations or actions for each portfolio or client. In determining appropriateness and suitability, members shall consider applicable relevant factors, including the needs and circumstances of the portfolio or client, the basic characteristics of the investment involved, and the basic characteristics of the total portfolio. Members shall not make a recommendation unless they reasonably determine that the recommendation is suitable to the client’s financial situation, investment experience, and investment objectives.

c.	Distinguish between facts and opinions in the presentation of investment recommendations.

d.	Disclose to clients and prospects the basic format and general principles of the investment processes by which securities are selected and portfolios are constructed and shall promptly disclose to clients and prospects any changes that might significantly affect those processes.

B.3	Fair Dealing. Members shall deal fairly and objectively with all clients and prospects when disseminating investment recommendations, disseminating material changes in prior investment recommendations, and taking investment action.

B.4	Priority of Transactions. Transactions for clients and employers shall have priority over transactions in securities or other investments of which a member is the beneficial owner so that such personal transactions do not operate adversely to their clients’ or employer’s interests. If members make a recommendation regarding the purchase or sale of a security or other investment, they shall give their clients and employer adequate opportunity to act on their recommendations before acting on their own behalf. For purposes of the Code and Standards, a member is a “beneficial owner” if the member has

a.	a direct or indirect pecuniary interest in the securities;

b.	the power to vote or direct the voting of the shares of the securities or investments;

c.	the power to dispose or direct the disposition of the security or investment.

B.5	Preservation of Confidentiality. Members shall preserve the confidentiality of information communicated by clients, prospects, or employers concerning matters within the scope of the client-member, prospect-member, or employer-member relationship unless a member receives information concerning illegal activities on the part of the client, prospect, or employer.

B.6	Prohibition against Misrepresentation. Members shall not make any statements, orally or in writing, that misrepresent

a.	the services that they or their firms are capable of performing;

b.	their qualifications or the qualifications of their firm;

c.	the member’s academic or professional credentials.

Members shall not make or imply, orally or in writing, any assurances or guarantees regarding any investment except to communicate accurate information regarding the terms of the investment instrument and the issuer’s obligations under the instrument.

B.7	Disclosure of Conflicts to Clients and Prospects. Members shall disclose to their clients and prospects all matters, including beneficial ownership of securities or other investments, that reasonably could be expected to impair the members’ ability to make unbiased and objective recommendations.

B.8	Disclosure of Referral Fees. Members shall disclose to clients and prospects any consideration or benefit received by the member or delivered to others for the recommendation of any services to the client or prospect.

Standard V: Relationships with and Responsibilities to the Public

A.	Prohibition against Use of Material Nonpublic Information.

Members who possess material nonpublic information related to the value of a security shall not trade or cause others to trade in that security if such trading would breach a duty or if the information was misappropriated or relates to a tender offer. If members receive material nonpublic information in confidence, they shall not breach that confidence by trading or causing others to trade in securities to which such information relates. Members shall make reasonable efforts to achieve public dissemination of material nonpublic information disclosed in breach of a duty.

B.	Performance Presentation.

1.	Members shall not make any statements, orally or in writing, that misrepresent the investment performance that they or their firms have accomplished or can reasonably be expected to achieve.

2.	If members communicate individual or firm performance information directly or indirectly to clients or prospective clients, or in a manner intended to be received by clients or prospective clients, members shall make every reasonable effort to assure that such performance information is a fair, accurate, and complete presentation of such performance.

Standards of Practice Handbook

Experience has shown that the working investment professional can best understand and apply CFA Institute’s Code of Ethics and Standards of Professional Conduct if they are accompanied by practical illustrations describing application of individual standards. The Standards of Practice Handbook was developed with this type of illustration in mind. The Eighth Edition of the Standards of Practice Handbook contains detailed analysis of the Standards, as well as three topical studies on fiduciary duty, insider trading, and personal investing.

Title:	CHICAGO EQUITY PARTNERS CODE OF ETHICS

Section:	GENERAL

Ref. No.:	A-01

Revised:	September 1, 2004

Under the terms of the Investment Advisers Act of 1940, Chicago Equity Partners LLC (Chicago Equity Partners) has a fiduciary relationship in providing investment management services to its clients. This Code of Ethics shall govern all Covered Persons and directors of Chicago Equity Partners. Any violations of the Code of Ethics shall be immediately reported to the President or the Chief Compliance Officer.

General Policy

Covered Persons shall conduct themselves with integrity and act ethically in their dealings with clients, the public and fellow Covered Persons. All Covered Persons will comply with the CFA Institute Code of Ethics (Exhibit A) and Chicago Equity Partners’ Personal Securities Trading Guidelines (see Policy E-04-A).

Compliance with Laws and Regulations

Covered Persons shall maintain knowledge of and shall comply with all applicable laws and regulations of any governing agency or self-regulatory organization, and shall comport himself or herself in conformity with standards or conduct promulgated by applicable professional or financial organizations.

Prohibition Against Use of Material Nonpublic Information

Covered Persons shall comply with all government laws and regulations and Chicago Equity Partners’ policies and procedures relating to the use and communication of material nonpublic information. Covered Persons shall not trade securities while in possession of, nor communicate, material nonpublic information in breach of a duty, or if the information is misappropriated.

Responsibility of Management and Covered Persons

Management of Chicago Equity Partners shall establish, maintain and enforce this Code of Ethics and relevant policies and procedures designed to implement the standards hereunder, to prevent the breach of any applicable laws and regulations. Compliance is an individual responsibility. Failure to comply with all rules and regulations will result in penalties up to and including termination.

Investment Management

Covered Persons of Chicago Equity Partners engaged in any facet of investment management of client accounts shall exercise diligence and thoroughness in making investment recommendations, avoiding material misrepresentations, and maintaining records to support the reasonableness of any such actions. Such Covered Persons shall deal fairly with all clients in disseminating investment recommendations and taking investment actions.

Priority of Transactions

Covered Persons shall ensure that transactions for clients shall have priority over transactions in securities or other investments in which Covered Persons have beneficial interests. Management of Chicago Equity Partners shall take appropriate measures to ensure that all Covered Persons abide by the highest ethical standards, in conformity with all applicable government laws and regulations, as well as Chicago Equity Partners’ policies and procedures.

Conflicts of Interest

Covered Persons shall make every effort to avoid even the appearance of conflict of interest in the conduct of their duties. Covered Persons of Chicago Equity Partners shall disclose to clients any conflict of interest.

Preservation of Confidentiality

Covered Persons shall preserve the confidentiality of information communicated by the client concerning matters within the scope of the confidential relationship.

Professional Misconduct

Covered Persons shall not commit any felony or other criminal act that upon conviction materially reflects adversely on his/her honesty or trustworthiness, nor shall he or she engage in conduct involving dishonesty, fraud, deceit or misrepresentation.

Title:	PERSONAL SECURITIES TRADING GUIDELINES

Section:	COMPLIANCE

Ref. No.:	E-04

Adopted/Revised: May 1, 2005

CHICAGO EQUITY PARTNERS

PERSONAL SECURITIES TRADING GUIDELINES

Pertinent Regulation:

Investment Company Act 17(j)-1

Investment Advisers Act Rule 204A, 203(e) & (f), 204-2(a)(13)

Other Related Policies:

Code of Ethics - Policy A-01

Each Associate, Director or Managing Director (collectively, “Covered Persons”) of Chicago Equity Partners is subject to the Chicago Equity Partners Code of Ethics. This code specifically states that “Covered Persons must never make changes in their personal investments on the basis of confidential information”. Employees may only place trades based on information available to the general public.

Consistent with the above policies all Covered Persons of Chicago Equity Partners are subject to the following personal security trading guidelines.

PERSONAL SECURITY TRADING GUIDELINES

A.	PERSONAL SECURITY TRADES. No Covered Person will trade for their personal account based on knowledge of trades by any account managed by Chicago Equity Partners. Covered Persons are expected to maintain the highest standards of personal integrity in regard to any personal securities activity. The mere appearance of impropriety is to be avoided due to the position of public trust in which and Chicago Equity Partners operates.

B.	PURPOSE. These guidelines are designed to provide rules governing the purchase and sale of individual securities by Covered Persons who may have access to sensitive investment information. They apply to all purchases and sales of securities and their derivatives unless specifically exempted below.

C.	INDIVIDUAL TRADING. Covered Persons are encouraged by management to use mutual funds for personal investment purposes. However, Covered Persons are permitted to trade in individual securities as long as they observe these guidelines.

D.	QUARTERLY REPORTING. Covered Persons must report all securities transactions in which they have a direct or indirect beneficial interest within ten calendar (10) days following the end of a quarter. The personal securities trading (PST) forms used to report these transactions will be distributed by the Compliance Department at the end of each quarter and shall include (i) the date of the transaction; (ii) title, interest and maturity date (if applicable), number of shares and principal amount; (iii) nature of the transaction; (iv) price; and (v) broker.

E.	EXEMPT SECURITIES. These guidelines do not apply to individual purchases or sales in the securities listed below. In addition, trades in these securities are not required to be reported on the quarterly PST report. Holdings of these securities must be reported on the Annual Listing of Assets.

1.	Open-end mutual funds whether proprietary or non-proprietary.

2.	Money market instruments.

3.	US Government securities.

4.	Short-term US Government agency securities and short-term securities guaranteed by the US Government or its agencies.

5.	Derivative securities of any of the above instruments.

6.	Securities purchased under an existing dividend reinvestment program.

F.	PRECLEARANCE. All purchases and sales of individual securities, including put and call transactions, must be precleared by two of the following employees: the Chief Compliance Officer, the Managing Director responsible for Trading or the Head Equity Trader. (In the absence of two of these individuals, any Managing Director may serve as a substitute.)

1.	Preclearance is effective only for the day it is granted. Covered Persons must complete their trade within the same day of receiving preclearance.

2.	Original Preclearance forms are retained by the Compliance Department.

3.	Preclearance will not be authorized if the trading desk is working on an order for client(s) in the security for which the trade is being requested.

Preclearance is not required for exchange-traded or stock index futures (i.e., the S&P 500) yet transactions in such securities must be reported on the quarterly PST form. Nor is preclearance required for spousal trades in which the Covered Person does not have a direct or indirect beneficial interest, and copies of the spouse’s brokerage confirmations and statements are being sent to the Compliance Department for Chicago Equity Partners.

G.	SECURITY TRADES. Covered Persons cannot personally trade in securities that are listed in the rebalancing list developed from the rebalancing meetings of the Equity Research unit for a period of 15 calendar days. The following two examples provide further clarification of this requirement.

1.	If ATT was added to the rebalancing list on March 3, the 15-day clock would begin and no Covered Person could buy or sell ATT until March 18.

2.	If there is a subsequent decision involving the same security during the 15-day period, the clock starts anew. Again, if on March 3 ATT was added to the rebalancing list, the 15-day clock would begin and no Covered Person could buy or sell ATT until March 18. If on March 10, the Research unit made an additional recommendation to increase the holdings of ATT the 15-day clock would begin again. Thus, in this example, no one could buy or sell ATT for their own account from March 3 to March 25 (15 days after March 10).

H.	BLACK OUT PERIODS. In addition to the purchase and sale restrictions noted above, no Fund manager or equity analyst may purchase or sell a security for their own account within seven (7) calendar days before and after the fund he/she manages or supports, trades in that security.

I.	SHORT-TERM TRADING. Covered Persons may not profit from the purchase and sale, or sale and purchase, of the same securities within a period of 60 calendar days. This prohibition includes any derivative or market equivalent of the security. Profits recognized on short-term trades ( i.e., trades made within a 60 day period) will be required to be disgorged. This prohibition applies to any trade of the Covered Person and is not contingent on the security being held by a fund. It also includes trades in options and futures.

J.	OTHER PROHIBITED TRANSACTIONS.

1.	Covered Persons subject to these guidelines are prohibited from acquiring securities through an initial public offering.

2.	Covered Persons may not acquire securities through private placements.

3.	The provisions of sections I, J, and K include transactions in corporate and municipal bonds.

4.	Covered persons may not engage in market timing transactions in mutual funds advised or sub-advised by Chicago Equity Partners. In order to control the potential for market timing, covered persons investing in such funds must hold the shares of these funds for at least 30 calendar days. Additionally, in order to monitor transactions in such funds, covered persons investing these funds must supply copies of their purchase and sale confirms to the Compliance Department.

MONITORING AND DISCLOSURE

The Compliance Department of Chicago Equity Partners will monitor the observance of these guidelines and are authorized to modify these requirements upon proper disclosure and under appropriate circumstances.

A.	BROKERAGE STATEMENTS. Covered Persons subject to these guidelines are required to provide the Compliance Department with copies of their brokerage statements and trading confirmations.

B.	ANNUAL LISTING OF ASSETS. In January of each year, all Covered Persons subject to these Guidelines will provide the Compliance Department with a statement of assets. Such statement shall include (i) the title, number of shares and principal amount of each security held; (ii) the name of any broker or bank with whom a securities account is maintained; and (iii) the date of the statement. Any exceptions or irregularities will be reported to the Board of Managers.

C.	INITIAL LISTING OF ASSETS. The Compliance Department will obtain a list of assets, that contains the information in B above, from new Covered Persons within ten (10) calendar days of becoming a covered person.

D.	Quarterly reports will be reviewed by the Compliance Department. Any exceptions, failure to follow preclearance guidelines or other irregularities will be reported to the Board of Managers.

E.	The Compliance Department shall maintain all records required to be retained under Rule 17j-1 and the Advisers Act.

Title:	PERSONAL SECURITIES TRANSACTIONS

Section:	COMPLIANCE

Ref. No.:	E-04

Adopted/Revised: November 28, 2000

Pertinent Regulation:

Investment Company Act of 1940 17(j)-1

Investment Advisers Act of 1940 204A, 203(e) and (f), 204–2(a)(13)

Associates, Directors and Managing Directors (collectively “Covered Persons”) must comply with the Chicago Equity Partners Code of Ethics, Chicago Equity Partners Personal Trading Guidelines (‘the Guidelines’) and the codes of ethics adopted by the board of each mutual fund managed by Chicago Equity Partners.

For these purposes, all Covered Persons are considered “access persons” under the Investment Company Act of 1940 and “advisory representatives” under the Investment Advisers Act of 1940. All Covered Persons must provide the Compliance Department with duplicate copies of their brokerage statements and confirmations of trades. Covered Persons must complete quarterly Personal Securities Statements. The Compliance Department will maintain copies of these records for six years, two of which will be readily accessible.

The Rules extend not only to Covered Persons trading but also to the trading of persons and companies connected with Covered Persons of Chicago Equity Partners.

Refer to:

•	Policy A-01, Chicago Equity Partners Code of Ethics

•	Exhibit E-04-A, Chicago Equity Partners Personal Securities Trading Guidelines